                                                                    EXHIBIT 12.2

                          STONE CONTAINER CORPORATION
    CALCULATION OF HISTORICAL RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                          (Dollar amounts in millions)

                                                                                                          Predecessor
                                                                                               ----------------------------------
                                                  Six months                   Period from    Period from        Year ended
                                                ended June 30,    Year ended   November 19 to  January 1 to      December 31,
                                                ---------------  December 31,   December 31,   November 18,  --------------------
                                                 2000     1999       1999          1998            1998      1997    1996    1995
                                                ------   ------  ------------  --------------  ------------  -----   -----   -----
                                                  (unaudited)
Income (loss) before income taxes, minority
    interest and extraordinary item               70     (101)       (75)             (52)         (837)     (605)   (189)    794
Add (deduct):
    Undistributed (earnings) loss of owned
       affiliates                                 (6)      10         11               (1)          112        94     (48)     (9)
    Interest expense (a)                         170      179        345               47           417       457     414     461
    Interest component of rental expense (c)      13       13         27                4            26        29      27      26
                                                ----     ----       ----             ----          ----      ----    ----   -----
Earnings available for combined fixed charges
    and preferred stock dividends                247      101        308               (2)         (282)      (25)    204   1,272
                                                ====     ====       ====             ====          ====      ====    ====   =====
Combined fixed charges and preferred stock
    dividends:
    Interest expense (a)                         170      179        345               47           417       457     414     461
    Capitalized interest                                                                              2         3      12      13
    Interest component of rental expense (c)      13       13         27                4            26        29      27      26
    Preferred stock dividends                                                                                   2       8      13
                                                ----     ----       ----             ----          ----      ----    ----   -----
       Total combined fixed charges and
           preferred stock dividends             183      192        372               51           445       491     461     513
                                                ====     ====       ====             ====          ====      ====    ====   =====
Ratio of earnings to combined fixed charges
    and preferred stock dividends               1.35      (b)         (b)             (b)           (b)      (b)     (b)     2.48
                                                ====     ====       ====             ====          ====      ====    ====   =====

(a) Interest expense includes amortization of debt issuance cost of $2 million for the six months ended June 30 2000, $2 million for the six months ended June 30, 1999, $4 million in 1999, $19 million in 1998, $20 million in 1997, $20 million in 1996 and $20 million in 1995.

(b) Earnings were inadequate to cover combined fixed charges and preferred stock dividends for the period ended June 30, 1999 and the years ended December 31, 1999, 1997 and 1996 and for the periods from January 1 to November 18, 1998 and from November 19 to December 31, 1998 by $91 million, $64 million, $516 million, $257 million, $727 million and $53 million, respectively.

(c) The interest component of rental expense was deemed to be one-fourth of lease rental expense.